Exhibit 10.17

Execution Version

Gregory M. Barnes

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Dear Gregory:

This letter (the “Agreement”) will confirm our offer to you (“you” or “Employee”) of employment with Therma Services LLC (the “Company”), under the terms and conditions that follow. This Agreement is entered into as of July 26, 2021 (the “Effective Date”) by and between the Company and you.

The Company desires to employ you and you desire to be employed by the Company, in each case, upon the terms and conditions set forth herein.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, you and the Company hereby agree as follows:

1. Position and Duties.

(a) Subject to the terms and provisions set forth in this Agreement, as of the Effective Date and during the Term of Employment (as defined below), you will be employed by the Company, on a full-time basis, as its Chief Human Resources Officer, and in such other positions with the Company (with respect to such other positions, for no additional compensation) as may be determined by the Board from time to time. Your employment under this Agreement will continue for an initial period of two (2) years (the “Initial Term”) commencing on the Effective Date, unless earlier terminated pursuant to Section 4. After the Initial Term, and unless earlier terminated pursuant to Section 4, the term of employment shall automatically renew for consecutive one (1)-year terms (each, an “Extended Term”) on each anniversary of the Effective Date, unless and until the Company or you provide written notice of non-renewal to the other party not less than sixty (60) days prior to the expiration of the applicable Initial Term or Extended Term. The Initial Term and all such Extended Terms are collectively referred to herein as the “Term of Employment”. For the avoidance of doubt, non-renewal of this Agreement under this Section l(a) shall not be considered a termination without Cause for purposes of Section 4(b) or a resignation for Good Reason for purposes of Section 4(c).

(b) Your duties and responsibilities include those duties normally associated with such position and as may reasonably be assigned to you from time to time by the Company (collectively, your “Duties”). You agree to perform the Duties of your position. You also agree that, during the Term of Employment, you will devote your full business time and attention, your best efforts, business judgment, skill, and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your Duties for them. You shall not engage, directly or indirectly, in any other business, investment, or activity that (i) interferes with the performance of the your Duties under this Agreement, (ii) is contrary to the interests of the Company or its Affiliates, or (iii) requires any portion of your business time; provided, however, to the extent the following does not impair your ability to perform your Duties pursuant to this Agreement, you may serve on the board or committee of any non-profit or charitable organization.

(c) You agree that, while employed by the Company, you will comply with all Company policies, practices, and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During the Term of Employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company will pay you a base salary at the rate of $380,000 per year, less all applicable withholdings, payable in accordance with the regular payroll practices of the Company and subject to reasonable adjustment from time to time by the Board in its discretion (as adjusted, from time to time, the “Base Salary”); provided, however, the Base Salary may only be decreased where the Board implements a similar reduction in salary for other members of the senior leadership team of the Company. Effective as of the date of any such increase or decrease, the Base Salary as so increased or decreased shall be the new Base Salary for all purposes of this Agreement.

(b) Additional Bonus Compensation. You will be eligible to earn an annual discretionary bonus, with a target of fifty percent (50%) of the Base Salary (each, an “Annual Bonus”), as determined in the sole discretion of the Board, which will be based on a combination of factors including the growth of Refficiency Parent LLC and individual goals and targets. The Annual Bonus (if any) will be payable by the later of (i) fifteen (15) days following the close of the Company’s and its Affiliates’ annual audit for the year for which the Annual Bonus is earned and (ii) March 31 following the year for which the Annual Bonus is earned (and in all events between January 1 and December 31 following the year for which the Annual Bonus is earned). Except as provided in Section 5(b). you must be employed through the end of the applicable fiscal year in order to be eligible for the Annual Bonus in respect of such fiscal year.

(c) Sign-On Bonus. The Company will pay you a one-time $60,000 sign-on bonus (the “Sign-On Bonus”), less all applicable withholdings. The Sign-On Bonus will be paid in two equal installments, with the first installment on the Effective Date and the second installment thirty (30) days after the Effective Date. If your employment with the Company ends during the Initial Term as a result of the Company terminating you with Cause, then you will be required to repay the Sign-On Bonus within thirty (30) days of your Termination Date.

(d) Profits Interests Award. You will be eligible to receive a profits interests award from Refficiency Parent subject to the terms and conditions of the award agreement and any applicable equity plan documents.

(e) Participation in Employee Benefit Plans. During the Term of Employment, and beginning on the first day of the month following the Effective Date, you shall be eligible to participate in and be covered on the same basis as other Company employees, under all employee benefit plans and programs maintained by the Company. Nothing herein shall obligate the Company to offer any benefit plans, programs, or arrangements to you or to continue benefits formerly offered by the Company or any of its Affiliates.

(f) Vacations. You will be entitled to up to four (4) weeks of vacation per year, in addition to holidays observed by the Company. The amount of vacation time that you can accrue is subject to a cap of one and a half (1.5) the annual vacation allotment (six (6) weeks). Once the cap is reached, you will not accrue any new vacation time until you use some of your accrued vacation and your vacation accrual falls below the cap. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(g) Business Expenses. During the Term of Employment, the Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made consistent with Company policy but not later than the conclusion of the month following the month in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will have access to and learn of Confidential Information (as defined below) and you will develop Confidential Information on behalf of the Company and its Affiliates. You agree that during the Term of Employment and at any time thereafter, without the prior express written consent of the Board, you shall not directly or indirectly divulge, disclose, or make available or accessible any Confidential Information to any Person (other than the Company and its Affiliates) (other than when required to do so in good faith to perform your duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency or any recognized subpoena power). In addition, you shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of your Duties under this Agreement). You shall also proffer to the Board’s designee, no later than the effective date of any termination of your employment with the Company for any reason, and without retaining any copies. notes, or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer, or client lists, marketing plans and strategies, and any other documents consisting of Confidential Information that are in your actual possession or which are subject to your control at such time.

(i) Defend Trade Secrets Act Notice. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall be construed to prohibit you from exercising your rights under this Section 3(a)(i).

(ii) Confidentiality Notice. You understand and acknowledge that your duty of confidentiality, non-disclosure, and non-disparagement (as set forth below) pursuant to this Agreement does not limit or restrict your ability to communicate directly with the U.S. Securities and Exchange Commission about a possible securities law violation, nor limit nor restrict your Section 7 rights under the National Labor Relations Act, nor limit nor restrict your right to communicate with the Equal Opportunity Employment Commission or any other federal, state, or local government agency, office, or official.

(b) Protection of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the Confidential Information or prepared or obtained in the course of your employment relating to the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network, or system of the Company or any of its Affiliates. Further, upon request by the Company upon, or after, the Termination Date, you shall provide, or provide access to, any non-Company owned computer, cellular phone, electronic storage device, cloud storage account, or other digital or electronic device to the Company or the Company’s designee for inspection to confirm that no Documents are stored on such devices or accounts.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title, and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. You acknowledge that, during your employment with the Company, you will have access to Confidential Information and trade secrets which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate goodwill for the Company and its Affiliates. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and its Affiliates:

(i) During the Term of Employment, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer, or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor, or otherwise, whether with or without compensation, to any Person (other than the Company and its Affiliates) that is engaged in any business that is competitive with all or any portion of the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company. The foregoing, however, shall not prevent your passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(ii) During the Restricted Period (as defined below), you shall not, directly or indirectly: (i) engage in any Competitive Activity (as defined below) within or with respect to the Prohibited Territory (as defined below); (ii) assist others to engage in Competitive Activity within or with respect to the Prohibited Territory, whether as an employee, agent, partner, shareholder, member, investor, owner, lender, director, consultant, or otherwise; or (iii) allow any entity controlled, directly or indirectly, by you to engage in any of the conduct prohibited by this Section. The foregoing, however, shall not prevent your passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(iii) During both the Term of Employment and the Restricted Period, you will not directly or indirectly (A) solicit or encourage any customer, vendor, supplier, or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them or (B) seek to persuade any such customer, vendor, supplier, or other business partner or prospective customer, vendor, supplier, or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier, or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates.

(iv) During both the Term of Employment and the Restricted Period, you will not, and will not assist any other Person (other than the Company and its Affiliates) to, (a) solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her, or its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the preceding twelve (12) months.

(e) Non-Disparagement. You shall not, during the Term of Employment or at any time thereafter, criticize, denigrate, or otherwise disparage the Company or any of its Affiliates, or any of the Company’s or its Affiliates’ employees, products, processes, policies, practices, or standards of business conduct (other than in your good faith performance of your Duties to the Company and for the benefit of the Company). Notwithstanding the foregoing, nothing in this Agreement will prohibit you from complying with any valid subpoena or court order or from exercising any legal rights to which you are entitled. Further, the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive type statements that are not derogatory in nature.

(f) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees and costs incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including, without limitation, pursuant to this Section 3. Further, in the event of your breach or threatened breach of any provision of this Section 3, the Company shall also be entitled to recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.

(g) The terms of this Section 3 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on your future employment imposed by this Section 3 be reasonable in both duration and geographic scope and in all other respects. If, for any reason, any court of competent jurisdiction shall find any provisions of this Section 3 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein that have not become null, void, and of no effect shall be effective to the fullest extent allowed under applicable law in such jurisdiction. Further, you and the Company agree that in the event any of the terms, provisions, covenants, or restrictions contained in this Section 3, or any part thereof, shall be held by any court of competent jurisdiction to be effective in any particular area or jurisdiction only if said term, provision, covenant, or restriction is modified to limit its duration or scope, then the court shall have such authority to so reform the term, provision, covenant, or restriction and the parties shall consider such term, provision, covenant, or restriction to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court, and, as to all other jurisdictions, the term, provision, covenant, or restriction contained herein shall remain in full force and effect as originally written. By agreeing to this contractual modification prospectively at this time, you and the Company intend to make this Section 3 enforceable under the law or laws of all applicable jurisdictions so that the restrictive covenants in their entirety and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

4. Termination of Employment.

(a) By the Company with Cause. The Company may immediately terminate your employment with Cause. In such event, you shall be entitled to any Base Salary earned but unpaid through the Termination Date. All other rights you may have as an employee (notwithstanding the rights that you have pursuant to all other agreements), other than as set forth in this Section 4, shall terminate upon the Termination Date.

(b) By the Company without Cause. The Company may terminate your employment at any time other than for Cause upon written notice to you. In the event of a termination without Cause during the Term of Employment, you shall be entitled to the Final Compensation as described below.

(c) Resignation by You for Good Reason. You may resign from your employment for Good Reason upon written notice to the Company. In the event of a termination by you for Good Reason during the Term of Employment, you shall be entitled to the Final Compensation as described below.

(d) Resignation by You without Good Reason. You may resign from your employment without Good Reason upon sixty (60) days’ written notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event of your death during the Term of Employment, your estate or your legal representative, as the case may be, shall be entitled to (i) Final Compensation (as defined below), (ii) any earned, but unpaid Annual Bonus for the prior calendar year, and (iii) any benefit payable under any then-current life insurance policy to you, your estate, or your legal representative. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Section 2(e), to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of 365 consecutive calendar days. If you are unable to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you; provided, however, the Company shall fully comply with its obligations under the Americans with Disabilities Act (or any applicable state law) or the Family and Medical Leave Act (or any applicable state law). In such event, you or your legal representative, as the case may be, shall be entitled to (x) Final Compensation and (y) any benefit payable under any then-current disability or accidental death and dismemberment policy to you, your estate, or your legal representative.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date your employment terminates, (ii) any vested benefits earned by you under any employee benefit plan of the Company or its Affiliates under which you were participating immediately prior to the Termination Date, which such benefits to be provided in accordance with the terms of the applicable employee benefit plan, and (iii) reimbursement, in accordance with Section 2(g), for business expenses incurred by you but not yet paid to you as of the date your employment terminates, provided that you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Final Compensation will be paid to you on the next regularly scheduled payroll date following the date of your termination (or such shorter period required by law).

(b) Severance Benefits. In the event of any termination of your employment pursuant to Section 4(b) or Section 4(c), the Company shall pay you, in addition to Final Compensation, (i) twelve (12) months of your Base Salary, (ii) any earned, but unpaid Annual Bonus for the prior calendar year, (iii) a pro-rated Annual Bonus for the calendar year of your Termination Date, and (iv) if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse you for the monthly COBRA premium paid by you for you and your dependents, less the amount you would be required to contribute for such coverage if you were an active employee of the Company, until the earliest of (1) the six (6) month anniversary of the Termination Date, (2) the date you are no longer eligible to receive COBRA continuation coverage, or (3) the date on which you receive substantially similar coverage from another employer or other source (the payments under this Section 5(b)(i) through Section 5(b)(iv) are collectively, the “Severance Payments”).

(c) Conditions To and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other continuing obligations (as set forth herein and consistent with this Agreement) surviving termination of your employment, in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The

Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates. The Severance Payments shall begin on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date your employment terminates. The Severance Payments will be paid over time in equal installments in accordance with the Company’s normal payroll practices and less applicable withholdings, except for the Annual Bonus component of the Severance Payments in Section 5(b)(ii) and Section 5(b)(iii), which shall be paid on the regularly scheduled payment dates of such Annual Bonuses. The Severance Payments under this Agreement shall be in lieu of and replace your right to severance under any other agreement, plan, or program of the Company or its Affiliates. While receiving the Severance Payments, you shall be reasonably available to transition any active matters, engage in knowledge sharing sessions, or answer any questions that may arise in the twelve (12) month period following the Termination Date. Thereafter, you shall make yourself available by mutual agreement for any additional knowledge sharing sessions or answering of any additional questions that arise.

(d) Benefits Termination. Except for any right you may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment to you following termination. You shall not be eligible to earn vacation or other paid time off following the termination of your employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under Section 3. The obligation of the Company to make payments to you under Section 5(b). and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee” (as defined below), any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section l.409A-l(b) (including without limitation by reason of the safe harbor set forth in Section l.409A-l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section l.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section l.409A-l(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

7. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by, or under common control with the Company, where control may be by management authority, equity interest, or otherwise.

(b) “Board” means the board of managers of Parent.

(c) “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, (ii) your commission of fraud, misappropriation, or embezzlement against any Person, (iii) your theft or misappropriation of any property or money of the Company or any of its Affiliates, (iv) your material breach of the terms of this Agreement, (v) your use of illegal drugs or controlled substances (excluding drugs lawfully prescribed to you by a medical provider and taken in accordance with such prescription) that adversely affects your job performance, (vi) the willful or gross neglect of your Duties, the willful or gross misconduct in the performance of your Duties, or your willful violation of any Company policy, or (vii) your failure to follow any lawful and material business directive from the Board. Notwithstanding the foregoing, “Cause” shall not exist with respect to Section 7(c)(iv), Section 7(c)(vi), and Section 7(c)(vii), until and unless you fail to cure such condition to the Company’s reasonable satisfaction (if such condition is capable of cure) within thirty (30) days after receiving written notice from the Company of such acts or omissions constituting the grounds for Cause; provided, however, unless otherwise agreed to by the Company in writing, you shall be entitled to no more than one (1) such opportunity to cure such condition for each separate and distinct “Cause” category set forth above. The decision to terminate your employment for Cause, to take other action, or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Company. Your employment by the Company also shall be deemed terminated for Cause if you resign from the Company and the Company determines in good faith that one or more of the events described above existed as of the time of such resignation. Further, if, after a termination without Cause, the Company first discovers that you engaged in conduct described above during the Term of Employment that would have resulted in a termination for Cause had the Company known about such conduct during the Term of Employment, then such termination shall be deemed a termination for Cause.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Competitive Activity” means: (i) engaging in work for a Competitor that is the same as or substantially similar to the work you performed on behalf of the Company at any time during the twelve (12) months prior to the Termination Date; and/or (ii) engaging in any aspect of the Restricted Business that you had duties for or on behalf of the Company at any time during the twelve (12) months prior to the Termination Date.

(f) “Competitor” means any Person engaged in the Restricted Business.

(g) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. Confidential Information includes by way of illustration, but is not limited to, such information relating to the Company’s and its Affiliates’: (1) customers and suppliers, including customer lists, supplier lists, contact information, contractual terms, preferences, prices, discounts, and billing histories; (2) finances, financial statements, balance sheets, forecasts, budgets, profit margins, and cost analyses; (3) plans and projections for new and developing business opportunities and for maintaining existing business; (4) research and development efforts; (5) technology, software source codes, computer programs, and computer software and systems; (6) sales plans, sales strategies, sales methods, marketing plans, and marketing strategies; and (7) operating methods, business processes and techniques, business strategies, training programs, employee salary information, services, products, prices, costs, service performance, and operating results.

(h) “Good Reason” means the occurrence of any of the following events without your prior written consent and subject to the Company’s right to cure within thirty (30) days after you give written notice to the Company of such occurrence: (a) a material reduction in your authority, duties, responsibilities, or reporting lines, (b) a reduction by the Company in your Base Salary of more than ten percent (10%), except for across the board reductions similarly affecting the senior management of the Company or a reduction necessitated by adverse business conditions for the Company, (c) required relocation of your principal place of business more than fifty (50) miles outside of the Houston, Texas metropolitan area (excluding reasonable business travel in the normal course of employment), and (d) any other action or inaction by the Company that constitutes a material breach of this Agreement; provided, however, no event shall constitute grounds for a Good Reason termination unless (x) you provide the Company with written notice detailing the alleged events giving rise to the Good Reason and the Company fails to cure the same within thirty (30) days’ of such notice, and (y) you resign from your employment with the Company within ninety (90) days after the event that gives rise to the Good Reason occurs. Further, notwithstanding the foregoing, any suspension of you or reduction in your authority, duties, and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing of which you are a subject shall not give rise to “Good Reason” described in clauses (a) or (d) of this definition.

(i) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(j) “Parent” means Refficiency Parent LLC, a Delaware limited liability company.

(k) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

(l) “Prohibited Territory” means any geographic areas (i) in which you performed any services for, or on behalf of, the Company or any of its Affiliates at any point during the twelve (12) months prior to the Termination Date; (ii) for which you had any responsibility during the twelve (12) months prior to the Termination Date; or (iii) in which you worked on any Company project or business during the twelve (12) months prior to the Termination Date.

(m) “Restricted Business” means the business engaged in by the Company as of the Termination Date.

(n) “Restricted Period” means the one (1) year- period immediately following termination of your employment, regardless of the reason therefore.

(o) “Termination Date” means the date your employment with the Company is terminated for any reason.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate, or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, this Agreement shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers, or independent contractors or like obligations. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Texas contract and shall be governed and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the State of Texas in connection with any dispute arising out of this Agreement. Except for the specific representations expressly made by the Company in this Agreement, you specifically disclaim that you are relying upon or have relied upon any communications, promises, statements, inducements, or representations that may have been made, oral or written, regarding the subject matter of this Agreement, the terms of your employment, and any compensation or benefits to which you may be entitled. You represent that you relied solely and only on your own judgment in making the decision to enter into this Agreement.

13. Cooperation. Following the Term of Employment, you shall, to the extent requested by the Company, cooperate in good faith with the Company and its lawyers to assist the Company in the pursuit or defense of any claim, administrative charge, investigation, audit, or cause of action by or against the Company or any of its Affiliates (except if you are adverse to the Company or its Affiliates with respect to such matter) as to which you have relevant knowledge by virtue of your prior positions with the Company, including providing truthful testimony without the need for a subpoena. Subject to Section 5(c), the Company shall reimburse you for any reasonable and documented out-of-pocket travel expenses incurred by you at the Company’s request in order to comply with this Section 13.

14. Future Employer. If you seek or are offered employment, or any other position or capacity with another Person (“Future Employer”), you agree to inform each such Future Employer of the existence of this Agreement, and, in particular, the restrictions in Section 3, prior to accepting such employment or position. You further agree that the Company may, if it desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any Future Employer.

15. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board, or to such other address as either party may specify by notice to the other actually received.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

THERMA SERVICES LLC

By:	/s/ Jeffrey Sprau
Name: Jeffrey Sprau
Title: CEO

Accepted and Agreed:

/s/ Gregory M. Barnes
Gregory M. Barnes

Date: July 22, 2021